EXHIBIT 2.1

              STOCK PURCHASE AND EXCHANGE AGREEMENT


    THIS STOCK PURCHASE AND EXCHANGE AGREEMENT (the "Agreement") is made and entered into as of the 21st day of October, 1997, by and between MARQUEE ENTERTAINMENT, INC., a Nevada corporation (the "Company"), and the individuals whose names appear on the signature page hereof (the "Shareholders").

                             RECITALS

     A. Of Sound Mind, Inc., a California corporation ("OSM"), whose issued and outstanding common stock, (the "OSM Stock") is owned, beneficially and of record, by the individuals whose names appear on the signature page hereof (the "OSM Shareholders"), who together own all of the issued and outstanding shares of the OSM Stock, each owning the number of shares set forth opposite their respective names.

     B. The Company proposes to acquire all outstanding shares of OSM Stock in exchange for the issuance of an aggregate of 700,000 shares of its common stock,.04 par value (the "Company's Common Stock") at a closing provided for in Section 1.2 of this Agreement.

     C. The parties hereto intend that the issuance of the shares of the Company's Common Stock in exchange for the OSM
Stock shall qualify as a "tax-free" reorganization as contemplated by the provisions of the Internal Revenue Code of 1986, as amended.

     NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants, agreements, representations and warranties contained herein, the parties hereto agree as follows:

1.  ISSUANCE, SALE AND PURCHASE OF SHARES.

    1.1  Purchase and Sale.

    At the Closing to be held in accordance with the provisions of Section 2 below, the Company agrees to sell, and each of the OSM Shareholders agree, severally and not jointly, to purchase from the Company the aggregate number of authorized and newly issued shares of the Company's Common Stock determined as provided in Section 1.2 below. In consideration for the issuance and sale of the Company's Common Stock to the OSM Shareholders, and as payment in full of the purchase price for the Company's Common Stock to be issued to, and purchased at the Closing, each shall deliver to the Company certificates of common stock or shares evidencing the entire ownership of OSM, together with duly executed stock powers to effectuate the transfer of same.

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    1.2  Shares Issuable.

    An aggregate of 700,000 shares of the Company's Common Stock shall be purchased by and issued and sold to the Shareholders in the proportion set forth on the signature page of this Agreement.

    1.3  Adjustment of Purchase Price.

    The parties hereto agree and acknowledge that the financial information provided by the Shareholders to the Company are unaudited. Within sixty days after Closing, the Company's auditors will complete audited financial statements of OSM ("Audited Financial Statements"). In the event the revenues or profits of OSM as set forth in the unaudited Profit and Loss statement for the period August 31, 1996 to August 1, 1997 annexed hereto as Schedule 1.3 is less than $1,132,000 and $74,000 respectively, the number of the Company's Common Stock issued to the OSM Shareholders in exchange for the OSM Shares shall be reduced (but not increased) by the number of shares determined by subtracting the difference between $1,132,000 or $74,000 as the case may be and the revenues and/or profits set forth on the Audited Financial Statements, dividing by $1,132,000 or $74,000 as the case may be and multiplying by the initial number of the Company's Common Stock. The reduced number of shares of the Company's Common Stock thus obtained shall be the final purchase price for the OSM Shares.

2.  CLOSING.

    Concurrently with the execution of this Agreement (the
"Closing") the parties shall deliver the following:

    2.1  Deliveries by Company.

    The Company shall deliver, or cause to be delivered to the
Shareholders:

    (a)  Certificates for the shares of the Company's Common
         Stock being purchased for their respective accounts, in form and substance reasonably satisfactory to the Shareholders and their counsel;

    (b) Resolutions (certified as of the date of the Closing as being in full force and effect by an appropriate officer of the Company) duly adopted by the Board of Directors of the Company approving this Agreement and the other documents, agreements and instruments to be entered into by the Company as provided herein, which shall be in form and substance reasonably satisfactory to the Shareholders and their counsel;



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    (c)  A duly executed option agreement in the form annexed
         hereto as Exhibit A (the "Option Agreement"); and

    (d)  Duly executed employment agreement of Patrick M.
         Griffith ("Principal Shareholder")in the form annexed hereto as Exhibits B1 (the "Employment Agreements");

    2.2  Shareholders' Deliveries.

    The Shareholders shall deliver to the Company:

    (a) Certificates evidencing the ownership of each Shareholder, of all shares of OSM Stock owned by them, respectively, duly endorsed for transfer to the Company;

    (b)  Duly executed representation and restriction letters;
         and

    (c) Duly executed counter parts of the Agreements referred to in paragraphs 2.1 (c) and (d) above (collectively the "Ancillary Agreements").

3.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

    The Company hereby represents and warrants to each Shareholder, as follows:

    3.1  Organization and Corporate Power.

    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which such qualification is required and where the failure to be so qualified would have a materially adverse effect upon the Company. The Company has all requisite corporate power and authority to conduct its business as now being conducted and to own and lease the properties which it now owns and leases. The Company's Articles of Incorporation as amended to date, certified by the Secretary of State of Nevada, and the By-laws of the Company as amended to date, certified by the President and the Secretary of the Company, which have been delivered to the Shareholders prior to the execution hereof, are true and complete copies thereof as in effect as of the date hereof.

    3.2  Authorization.

    The Company has full power, legal capacity and authority to enter into this Agreement, to execute all attendant documents and instruments necessary to consummate the transaction herein contemplated, and to issue and sell the Common Stock to each


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Shareholder, and to perform all of its obligations hereunder.
This Agreement and all other agreements, documents and instruments to be executed in connection herewith have been effectively authorized by all necessary action, corporate or otherwise, on the part of the Company, which authorizations remain in full force and effect, have been duly executed and delivered by the Company, and no other corporate proceedings on the part of the Company are required to authorize this Agreement and the transactions contemplated hereby, except as specifically set forth herein. This Agreement constitutes the legal, valid and binding obligation of the Company and is enforceable with respect to the Company in accordance with its terms, except as enforcement hereof may be limited by bankruptcy, insolvency, reorganization, priority or other laws of court decisions relating to or affecting generally the enforcements of creditors' rights or affecting generally the availability of equitable remedies. Neither the execution and delivery of this Agreement, nor the consummation by the Company of any of the transactions contemplated hereby, or compliance with any of the provisions hereof, will (i) conflict with or result in a breach or, violation of, or default under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, lease, credit agreement or other agreement, document, instrument or obligation (including, without limitation, any of its charter documents) to which the Company is a party or by which the Company or any of its assets or properties may be bound, or (ii) violate any judgment, order, injunction, decree, statute, rule or properties of the Company. No authorization, consent or approval of any public body of authority or any third party is necessary for the consummation by the Company of the transactions contemplated by this Agreement.

    3.3  Capitalization.

    The authorized and outstanding capital stock of the Company as of September 30, 1997 is as set forth on Schedule 3.3. All of the outstanding shares of the Company's Common Stock have been, and all of the Company's Common Stock to be issued and sold to each Shareholder pursuant to this Agreement, when issued and delivered as provided herein will be duly authorized, validly issued, fully paid and non-assessable and free of preemptive or similar rights.

    3.4  Financial Statements.

    The Company's financial statements contained in its Form 10-K filing for the fiscal year ended September 30, 1996, its Form 10-Q filings for the periods ended December 31, 1996, March 31, 1997 and June 30, 1997, each as amended (collectively the "Company's Financial Statements") are complete in material respects and have been prepared in accordance with generally


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accepted accounting principles applied on a consistent basis throughout the periods indicated. The Company's Financial Statements accurately set out and describe the financial condition and operating results of the Company as of the dates, and for the periods indicated therein, subject to normal year-end audit adjustments. Except as set forth in the Company's Financial Statements, the Company has no liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to June 30, 1997 and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Company's Financial Statements. The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles.

    3.5  Subsidiaries.

    Other than Delta Gamma Film Distributors, Inc., the Company has no subsidiaries and no investments, directly or indirectly, or other financial interest in any other corporation or business organization, joint venture or partnership of any kind whatsoever except as reflected in the Company's Financial Statements or in other filings made by the Company with the Securities and Exchange Commission.

    3.6  Absence of Undisclosed Liabilities.

    Except as and to the extent reflected or reserved against in the most recent balance sheet included in the Financial Statements, the Company has no liability(s) or obligation(s) (whether accrued, to become due, contingent or otherwise) which individually or in the aggregate could have a materially adverse effect on the business, assets, properties, condition (financial or otherwise) or prospects of the Company.

    3.7  No Pending Material Litigation or Proceedings.

    Except as set forth on Schedule 3.7, there are no actions, suits or proceedings pending or, to the best of the Company's knowledge, threatened against or affecting the Company (including actions, suits or proceedings where liabilities may be adequately covered by insurance) at law or in equity or before or by any federal, state, municipal or other governmental department, commission, court, board, bureau, agency or instrumentality, domestic or foreign, or affecting any of the officers or directors of the Company in connection with the business, operations or affairs of the Company, which might result in any adverse change in the business, properties or assets, or in the condition (financial or otherwise) of the


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Company, or which might prevent the sale of the transactions contemplated by this Agreement. The Company is not subject to any voluntary or involuntary proceeding under the United States Bankruptcy Code and has not made an assignment for the benefit of creditors.

    3.8  Brokerage.

    The Company has no obligation to any person or entity for brokerage commissions, finder's fees or similar compensation in connection with the transactions contemplated by this Agreement.

    3.9  Investment Representation.

    The Company, through its current officers and directors, has the knowledge and experience in business and financial matters to meaningfully evaluate the merits and risks of the issuance of the Company's Common Stock in exchange and consideration for the shares of Common Stock of OSM as contemplated hereby. The Company understands and acknowledges that the shares of Stock of OSM were originally issued to the Shareholders, and will be sold and transferred to the Company, without registration or qualification under the Securities Act of 1933, as amended, or any applicable state securities or "Blue Sky" law, in reliance upon specific exemptions therefrom, and in furtherance thereof the Company represents that the OSM Stock will be taken and received by the Company for its own account for investment, with no present intention of a distribution or disposition thereof to others. The Company further acknowledges and agrees that the certificates representing the OSM Common Stock of the Company shall bear a restrictive legend, in substantially the following form:

    "THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED WITHOUT REGISTRATION UNDER THE SECURITIES ACT
    OF 1933 AS AMENDED (THE "ACT"), ARE RESTRICTED SECURITIES, AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR IN A TRANSACTION WHICH, IN THE OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, IS NOT REQUIRED TO BE REGISTERED UNDER THE ACT."

    3.10  Disclosure.

    Neither this Agreement, nor any certificate, exhibit, or other written document or statement, furnished to the Shareholders by the Company in connection with the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to be stated in order to make the statements contained herein or therein not misleading.


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
    3.11  Tax Returns and Payments.

    All tax returns and reports, including, without limitation, all foreign returns and reports, of the Company required by law to be filed have been duly filed, and all taxes, assessments, fees and other governmental charges heretofore levied upon any properties, assets, income or franchises of the Company which are due and payable have been paid, except as otherwise reflected in the Financial Statements. No extension of time for the assessment of deficiencies in any federal or state tax has been requested of or granted by the Company.

    3.12  Compliance with Law and Government Regulations.

    The Company is in compliance with all applicable statutes, regulations, decrees, orders, restrictions, guidelines and standards, whether mandatory or voluntary, imposed by the United States of America, any state, county, municipality or agency of any thereof, and any foreign country or government to which the Company is subject. Without limiting the generality of the foregoing, the Company has filed all reports and statements required to be filed pursuant to the Securities Act of 1933 (the "1933 Act") and Securities Exchange Act of 1934 (the "1934 Act") including all periodic reports required under the Section 13 or 15 of the Exchange Act and Form SR reports under Rule 463 of the Securities Act of 1933. Each of such reports was complete, did not contain any material misstatement of or omit to state any material fact.

4.  REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS.

    The Shareholders hereby represent and warrant to the Company as follows:

    4.1  Authorization.

    All Shareholders have full power, legal capacity and authority to enter into this Agreement, to execute all attendant documents and instruments necessary to consummate the transactions herein contemplated, and to perform all of the obligations to be performed by them hereunder. This Agreement and all other agreements, documents and instruments to be executed by the Shareholders in connection herewith have been duly executed and delivered and constitute the legal, valid and binding obligation of the Shareholders executing and delivering the same, and is enforceable with respect to them in accordance with its terms, except as enforcement hereof may be limited by bankruptcy, insolvency, reorganization, priority or other laws or court decisions relating to or affecting generally the enforcements of creditors' rights or affecting the availability



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of equitable remedies.  No authorization, consent or approval of any public body or authority is necessary for the consummation by the Shareholders of the transactions contemplated hereby.

    4.2  Ownership of OSM Stock.

    The Shareholders own the shares of OSM Stock to be transferred to the Company free and clear of (i) any lien, charge, mortgage, pledge, conditional sale agreement, or other encumbrance of any kind or nature whatsoever, and (ii) any claim as to ownership thereof or any rights, powers or interest therein by any third party, whether legal or beneficial, and whether based on contract, proxy or other document or otherwise. All of the shares of OSM Stock have been duly authorized and validly issued and are fully paid and non-assessable.

    4.3  Investment Representation.

    The Shareholders have the knowledge and experience in business and financial matters to meaningfully evaluate the merits and risks of the transfer of OSM Common Stock in exchange and consideration for the shares of the Company's Common Stock as contemplated hereby. The Shareholders understand and acknowledge that the shares of Stock of the Company will be sold and transferred to the Shareholders, without registration or qualification under the Securities Act of 1933, as amended, or any applicable state securities or "Blue Sky" law, in reliance upon specific exemptions therefrom, and in furtherance thereof the Shareholders represent that the Common Stock will be taken and received by the Shareholders for their own account for investment, with no present intention of a distribution or disposition thereof to others. The Shareholders further acknowledge and agree that the certificates representing the Common Stock of the Company shall bear a restrictive legend, in substantially the following form:

    "THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED WITHOUT REGISTRATION UNDER THE SECURITIES ACT
    OF 1933 AS AMENDED (THE "ACT"), ARE RESTRICTED SECURITIES, AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR IN A TRANSACTION WHICH, IN THE OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, IS NOT REQUIRED TO BE REGISTERED UNDER THE ACT."

    The Principal Shareholders hereby represent and warrant to the Company as follows:

    4.4  Organization and Corporate Power.

    OSM is a corporation duly organized, validly existing and in good standing under the laws of the State of California and are

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duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which such qualification is required and where the failure to be so qualified would have a materially adverse effect upon their respective business. OSM has all requisite corporate power and authority to conduct business as now being conducted and to own and lease the properties which they now own and lease. The Certificate of Incorporation of OSM, as amended to date, and the By-laws of OSM as amended to date, certified by its President and Secretary, which have been delivered to the Company prior to the execution hereof, are true and complete copies thereof as in effect at the date hereof.

    4.5  Financial Statements.

    (a) Schedule 4.45 sets forth the internal, unaudited Profit and Loss Statement of OSM as of August 31, 1996 and 1997 and internal unaudited balance sheet of OSM for the period September 1, 1996 through July 15, 1997 on a historical basis giving effect to all operations and costs in existence at the time (the "Financial Information"):

    (b) The Financial Information was compiled from OSM's internal management reports in the ordinary course of OSM's business. The Financial Information is not consistent in all circumstances with generally accepted accounting principles. The amounts with respect to property, plant and equipment set forth in the Financial Statements, fairly present, in all material respects, such information as of the dates referred to therein, and the revenues and gross margins set forth in the Financial Information fairly present, in all material respects, such information for the periods referred to therein.

    (c) Since August 1, 1997, OSM has kept its financial records in a manner consistent with its practices at the time and during the periods reflected in paragraph (b) above without change, in any material respect, of policy or procedure, as to nature of item, amount or otherwise.

    4.6  Capital Stock.

    OSM has an authorized capitalization consisting of 20,000 shares of common stock, without par value, of which 10,000 shares are issued and outstanding. All such outstanding shares have been duly authorized and validly issued and are fully paid and non-assessable. There are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance or sale of any shares of the capital stock of OSM, other than as contemplated by this Agreement.

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    4.7  Subsidiaries and Investments.

    OSM does not have any subsidiaries or interest in any corporation, partnership, join venture or other entity.

    4.8  Leases.

    Schedule 4.8 attached hereto, contains an accurate and complete list of all leases to which OSM is a party, accurate and complete copies of which have been delivered to the Company (as lessee or lessor). Each lease set forth on Schedule 4.8 (or required to be set forth on Schedule 4.8) is in full force and effect; all rents and additional rents due to date on each such lease have been paid; in each case, the lessee has been in peaceable possession since the commencement of the original term of such lease and is not in default thereunder and no waiver, indulgence or postponement of the lessee's obligations thereunder has been granted by the lessor; and there exists no event of default or event, occurrence, condition or act (including the consummation of the transactions contemplated hereby) which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default under such lease. OSM has not violated any of the terms or conditions under any such lease in any material respect, and, to the best knowledge, information and belief of the Principal Shareholders, OSM, all of the covenants to be performed by any other party under any such lease have been fully performed. The property leased by OSM is in a state of good maintenance and repair and is adequate and suitable for the purposes for which it is presently being used.

    4.9  Material Contracts.

    Except as set forth on Schedule 4.9 attached hereto, OSM is not bound by:

    (a) any agreement, contract or commitment relating to the employment of any person by the Company, or any bonus, deferred compensation, pension, profit sharing, stock option, employee stock purchase, retirement or other employee benefit plan;

    (b) any agreement, indenture or other instrument which contains restrictions with respect to payment of dividends or any other distribution in respect of its capital stock;

    (c) any loan or advance to, or investment in, any individual, partnership, joint venture, corporation, trust, unincorporated organization, government or other



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         entity (each a "Person") or any agreement, contract or
         commitment relating to the making of any such loan, advance or investment;

    (d) any guarantee or other contingent liability in respect of any indebtedness or obligation of any Person (other than the endorsement of negotiable instruments for collection in the ordinary course of business);

    (e) any management, service, consulting or any other similar type contract;

    (f) any agreement, contract or commitment limiting the freedom of OSM or any subsidiary to engage in any line of business or to compete with any Person;

    (g) any agreement, contract or commitment not entered into in the ordinary course of business which involves
         $25,000 or more and is not cancelable without penalty or premium within 30 days; or

    (h) any agreement, contract or commitment which might reasonably be expected to have a potential adverse impact on the business or operations of OSM; or

    (i) any agreement, contract or commitment not reflected in the Financial Statements under which OSM is obligated to make cash payments of, or deliver products or render services with a value greater than $10,000 individually or $25,000 in the aggregate, or receive cash payments of, or receive products or services with a value greater than $10,000 individually or $25,000 in the aggregate, and any other agreement, contract or commitment which is material to the conduct of the business of OSM.

    Each contract or agreement set forth on Schedule 4.9 (or not required to be set forth on Schedule 4.9) is in full force and effect and there exists no default or event of default or event, occurrence, condition or act (including the consummation of the transactions contemplated hereby) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder. The Company has not violated any of the terms or conditions of any contract or agreement set forth on Schedule 4.8 (or not required to be set forth on Schedule 4.9) in any material respect, and, to the best knowledge, information and belief of the Principal Shareholders and OSM, all of the covenants to be performed by any other party thereto have been fully performed. Except as set forth on Schedule 4.9, the consummation of the transactions contemplated hereby does not constitute an event of default (or an event, which with notice or the lapse of time or both would constitute a default) under any such contract or agreement.

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    4.10  Books and Records.

    Except as set forth in Schedule 4.9 attached hereto, OSM does not have any of its records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of OSM.

    4.11  Title to Properties; Encumbrances.

    Except as set forth in Schedule 4.11 attached hereto OSM has good, valid and marketable title to all of its material properties and assets (real and personal, tangible and intangible), in each case subject to no encumbrance, lien, charge or other restriction of any kind or character, except for (i) liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or impair the use of, such property by OSM in the operation of its business, (ii) liens for current taxes, assessments or governmental charges or levies on property not yet due and delinquent and (iii) liens described on
Schedule 4.11 attached hereto (liens of the type described in clauses (i), (ii) and (iii) are hereinafter sometimes referred to as "Permitted Liens").

    4.12  Compliance with Law and Government Regulations.

    To the best knowledge of the Principal Shareholders, after due inquiry, OSM is in compliance with all applicable statutes, regulations, decrees, orders, restrictions, guidelines and standards, whether mandatory or voluntary, imposed by the United States of America or any agency thereof.

    4.13  Payroll Taxes.

    Except as disclosed on Schedule 4.14, OSM has withheld taxes from its employees' compensation, if any, in the amounts required by applicable law and has filed all required federal, state and local returns and reports with respect thereto, and has paid all required applicable, employee income tax withholding, social security and unemployment taxes for all periods (or portions thereof, except with respect to shares issued that may be deemed to be compensation) ending on or before the date hereof.

    4.14  Tax Returns.

    Except as disclosed on Schedule 4.14, OSM has timely filed all federal, state and local tax returns and reports required to

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be filed by it.  There have been no federal state or local income tax audits of OSM, except as set forth on Schedule 4.143. The Principal Shareholders do not know of any pending matters, other than the matter disclosed on Schedule 4.14, assessments, notices of deficiency or demand, for taxes or proposed deficiencies against OSM for any federal, state or local taxes.

    4.15  Absence of Undisclosed Liabilities.

    Except as and to the extent reflected or reserved against in the Financial Statements of OSM or on Schedule 4.15 or Schedule 4.17, and as to matters arising in the ordinary course of its business since such date, OSM has no liability(s) or obligation(s) (whether accrued, to come due, contingent or otherwise) which individually or in the aggregate could have a material adverse effect on the business, assets, properties, condition (financial or otherwise) or prospects of OSM.

    4.16  No Changes Since August Balance Sheet Date.

    Since the date of the last balance sheet included in OSM's
Financial Statements (the "Balance Sheet Date"), OSM has not:

    (a) incurred any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except liabilities and obligations in the ordinary course of business and consistent with past practice, resulting in an increase for the liabilities shown on the such Balance Sheet of less than $25,000 in the aggregate;

    (b) permitted any of its assets to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind (other than Permitted
         Liens);

    (c) sold, transferred or otherwise disposed of any assets except inventory sold in the ordinary course of business and consistent with past practice;

    (d) made any single capital expenditure or commitment therefor, in excess of $10,000 or made aggregate capital expenditures and commitments therefor in excess of $25,000;

    (e) declared or paid any dividend or made any distribution on any shares of its capital stock, or redeemed, purchased or otherwise acquired any shares of its capital stock or any option, warrant or other right to purchase or acquire any such shares;

    (f) made any bonus or profit sharing distribution or payment of any kind;
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
    (g) increased its indebtedness for borrowed money which was in the ordinary course of business and consistent with past practice, or made any loan to any person;

    (h) written off as uncollectible any notes or accounts receivable, except immaterial write-downs or write-offs in the ordinary course of business and consistent with past practice which do not exceed $25,000 in the aggregate charged to applicable reserves, and none of which individually or in the aggregate is material to OSM;

    (i) granted any increase in the rate of wages, salaries, bonuses or other remuneration or benefits of any executive employee or other employees or consultants, and no such increase is customary on a periodic basis or required by agreement or understanding except as set forth on Schedule 4.9;

    (j) canceled or waived any claims or rights of substantial value;

    (k) made any change in any method of accounting or auditing practice;

    (l) otherwise conducted its business or entered into any transaction, except in the usual and ordinary manner and in the ordinary course of business and consistent with past practices;

    (m) paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement of any kind with, any of its officers, directors or shareholders or any affiliate or associate of its officers, directors or shareholders, except compensation to officers at rates not exceeding the rate of compensation in effect as of the Balance Sheet Date;

    (n) paid, discharged or satisfied any claims, liabilities or obligations (absolute, accrued, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities and obligations reflected and reserved against in OSM's Financial Statements or incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date;

    (o) suffered any material adverse changes in its working capital, financial condition, assets, liabilities
         (absolute, accrued, contingent or otherwise), reserves, business operations or prospects; or

    (p) agreed, whether or not in writing, to do any of the foregoing.

    4.17  No Pending Material Litigation or Proceedings.

    Except as disclosed in Schedule 4.17 or the Financial Statements of OSM, there are no actions, suits or proceedings pending or, to the best knowledge of the Shareholders, threatened against or affecting the Shareholders, or OSM (including actions, suits or proceedings where liabilities may be adequately covered by insurance) at law or in equity or before any federal, state, municipal or other governmental department, commission, court, board, bureau, agency or instrumentality, domestic or foreign, or affecting any of the officers or directors of OSM in connection with the business, operations or affairs of OSM which might result in any material adverse change in the business, properties or assets, or in the condition (financial or otherwise) of OSM, or the transfer to the Company of the OSM Stock by the Shareholders or any of the obligations to be performed by the Shareholders under this Agreement. Neither OSM nor the Shareholders are subject to any voluntary or involuntary proceeding under the United States Bankruptcy Code, nor have they made an assignment for the benefit of creditors.

    4.18  Brokerage.

    Neither the Principal Shareholders nor OSM have entered into an agreement with any individual or entity with respect to the payment of a finder's fee in connection with the transactions contemplated by this Agreement.

    4.19  Disclosure.

    Neither this Agreement, nor any certificate, exhibit, or other written document or statement, furnished to the Company by the Shareholders in connection with the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to be stated in order to make the statements contained herein or therein not misleading.

5.  COVENANTS OF THE COMPANY.

    The Company covenants and agrees as follows:

    5.1  Capital Infusion.

    The Company covenants and agrees to provide an aggregate of $100,000 to OSM for its ongoing operations within five (5) days of the execution of this Agreement, which shall be considered contribution to the capital of the recipient;. Additionally, it is the Company's intent to raise additional capital (up to $900,000) over the next three months, a portion of which will be utilized for the operations of OSM.

    5.2  Indemnification of Personal Guarantees.

    The Company agrees to indemnify Principal Shareholders and hold them harmless from and against any liabilities in an amount not to exceed $700,000, arising from personal guarantees of obligations of OSM entered into prior to the date of this Agreement. This indemnification shall be in addition to any other indemnification provided to the Principal Shareholders hereunder. The Company also agrees to use its reasonable efforts to relieve the Principal Shareholder of such guarantee obligations.

6.  [INTENTIONALLY OMITTED]

7.  INDEMNIFICATION.

    7.1  Indemnification by Company.

     The Company agrees to indemnify and hold Shareholders, it successors and assigns, harmless from and against any liability resulting from breach of representations or warranties of the Company under this Agreement. In no event shall the aggregate liability of the Company hereunder exceed $100,000.

    7.2  Indemnification by Shareholders.

    Shareholders agree to indemnify and hold Company, its successors and assigns, harmless from and against any liability resulting from breach of any representation made by them or warranty, respectively, of Shareholders under this Agreement, notwithstanding anything to the contrary contained in this Agreement, Shareholders shall not be obligated to indemnify Company until the aggregate of all losses as to which indemnification would be required exceeds One Hundred Thousand Dollars ($100,000), in which case Shareholders shall be required to indemnify Company for such excess amounts. In no event shall the aggregate liability of Shareholders hereunder exceed $100,000.

    7.3  Time Period for Indemnification.

    The right of indemnification as to breaches or representations and warranties is only to the extent that written notice of the claim for indemnification is given to the party from which indemnification is sought prior to the expiration of a period ending fifteen months subsequent to the Closing which shall be the period of limitation as to any such breach or breaches, except as otherwise specifically provided to the contrary in this Agreement.

    7.4  Further Limitation.

    Notwithstanding anything contained herein to the contrary, neither party shall have a right of indemnification hereunder by reason of any breach by either party of any warranty or representation contained in this Agreement to the extent that such party seeking indemnification has of the Closing Date, actual knowledge of the fact or matter forming the basis for such breach (or alleged breach) of such warranty or representation.

    7.5  Exclusive Remedy.

    This indemnification shall be the sole and exclusive remedy for any of the parties hereof in connection with a breach of any representation or warranty by any other party hereof.

8.  ADDITIONAL AGREEMENTS OF THE PARTIES.

    8.1  Taxes and Expenses.

    The Company and the Shareholders shall each pay all of their own respective taxes, attorneys' fees and other costs and expenses payable in connection with or as a result of the transactions contemplated hereby and the performance and compliance with all agreements and conditions contained in this Agreement respectively to be performed or observed by each of them.

    8.2  Expiration of Representations and Warranties.

    The respective representations and warranties contained herein and in any other document or instrument delivered by or on behalf of the Company, and the Shareholders, shall survive the Closing for a period of fifteen months. Nothing contained in this Section 8.2 shall in any way affect any obligations of any party under this Agreement that are to be performed, in whole or in part, at any time after the Closing, nor shall it prevent or preclude any party from pursuing any and all available remedies at law or in equity for actual fraud in the event that, prior to the Closing, any other party had actual knowledge of any material breach of any of its representations and warranties herein but failed to disclose to or actively concealed such knowledge prior to the Closing from the other party(s) to whom the representations and warranties were made.

    8.3  Agreements of the Company.

    During the term of the Option Agreement, the Company will not take any action to sell or transfer the capital stock or assets of OSM, other than in the ordinary course of their respective businesses.

9.  MISCELLANEOUS.

    9.1  Other Documents.

    Each of the parties hereto shall execute and deliver such other and further documents and instruments, and take such other and further actions, as may be reasonably requested of them of the implementation and consummation of this Agreement and the transactions herein contemplated.

    9.2  Parties in Interest.

    This Agreement shall be binding upon and inure to the benefit of the parties hereto, and the heirs, personal representatives, successors and assigns of all of them, but shall not confer, expressly or by implication, any rights or remedies upon any other party.

    9.3  Governing Law.

    This Agreement is made and shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of California.

    9.4  Notices.

    All notices, requests, demands, offerings, acceptances, consents and other communications required or permitted under this Agreement shall, unless otherwise provided, be in writing and shall be deemed to have been duly given if personally delivered and actually received or if mailed by first class registered or certified mail, return receipt requested, or by first class mail, addressed to the parties hereto at their respective addresses provided below, or in each case to such other person or address as may be designated by notice hereunder. Each notice, demand, request or other communication transmitted in the manner described in this paragraph shall be deemed to have been given and received as follows: (i) four business days after delivery to the addressee by certified mail, return receipt requested, (ii) immediately when delivered by hand to the party to whom such notice is to be given at its address set forth on the first page or signature page herein, which address shall be sufficient in order to effect the service of process against each such party or such other address for the party as shall be specified by notice given pursuant thereto or (iii) two business days after being sent by priority delivery next day by Federal Express or other similar reputable overnight carrier.

    (a)  If to the Company to:

         Marquee Entertainment, Inc.
         9044 Melrose Avenue, 3rd Floor
         Los Angles, CA  90069
         Attn:  Harold Brown, CEO

    (b) If to Shareholder, at their addresses set forth on the signature page hereof.

    Any party hereto may change its address by written notice to the other party given in accordance with this Section 9.4.

    9.5  Entire Agreement.

    This Agreement and the exhibits and schedules attached hereto contain the entire agreement between the parties and supersede all prior agreements, understandings and writings between the parties with respect to the subject matter hereof and thereof. Each party hereto acknowledges that no representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, which are not embodied herein or in an exhibit hereto, and that no other agreement, statement or promise may be relied upon or shall be valid or binding. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally. This Agreement may be amended or any term hereof may be changed, waived, discharged, or terminated by an agreement in writing signed by all parties hereto.

    9.6  No Equitable Conversion.

    Prior to the Closing, neither the execution of this Agreement nor the performance of any provision contained herein shall cause any party hereto to be or become liable in any respect for the operations of the business of any other party, or the condition or property owned by any other party, for compliance with any applicable laws, requirements, or regulations of, or taxes, assessments, or other charges now or hereafter due to any governmental authority, or for any other charges or expenses whatsoever pertaining to the conduct of the business or the ownership, title, possession, use, or occupancy of any other party.

    9.7  Headings.

    The captions and headings used herein are for convenience only and shall not be construed as a part of this Agreement.

    9.8  Attorneys' Fees.

    In the event of any litigation between the parties hereto, the non-prevailing party shall pay the reasonable expenses, including the attorneys' fees, of the prevailing party in connection therewith.

    9.9  Counterparts.

    This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which taken together shall constitute but one and the same document.

    IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the day and year first above written.

                                   MARQUEE ENTERTAINMENT, INC.




                                   By:  /s/ Hal Brown
                                      ---------------------------
                                      Hal Brown, Chairman and CEO




                          Number  of  OSM         Number of Co.
"Shareholders"            Shares  Exchanged       Shares Rec'd.




/s/ Patrick M. Griffith        5,000                 350,000
-----------------------
Patrick M. Griffith



/s/ Sylvie Griffith            5,000                 350,000
----------------------
Sylvie Griffith

EXHIBITS

A    -    Option Agreement
B1   -    Employment Agreement of Patrick M. Griffith



SCHEDULES


3.3   Capitalization
3.7   Marquee Entertainment, Inc. Pending Material Litigation or
      Proceedings
4.5   Financial Statements
4.8   Leases
4.9   Material Contracts
4.10  Books and Records
4.11  Title to Properties; Encumbrances
4.14  Tax Returns
4.15  Undisclosed Liabilities
4.17  Of Sound Mind, Inc. Pending Material Litigation or
      Proceedings

SCHEDULE 3.3



                                     Authorized       Outstanding

Preferred Stock $.01 par value       10,000,000           -0-

Common Stock $.04 par value          25,000,000        1,398,716




Options and Warrants Outstanding:



105,000 options exercisable into Common Stock at $1.00 per share 130,000 options exercisable into Common Stock at $1.50 per share
 50,000 options exercisable into Common Stock at $.50 per share 15,000 incentive options exercisable into Common Stock at $.44 -
        .88 per share
 20,000 Non-Qualified options, exercisable into Common Stock at $.44- .88 per share



Convertible Debentures

$239,450 convertible into Company's Common Stock at the
   Conversion Price of $.25 per share
$201,800 convertible into Company's Common Stock at the Conversion Price of $.25 per share

                           SCHEDULE 3.7



None

EXHIBIT 2.2

                         OPTION AGREEMENT


     OPTION AGREEMENT dated as of the 21st day of October, 1997 by and between the individuals listed on the signature page (the "Optionees") with Edvardo Bissiccio and Patrick Griffith sometimes referred to as the "Principal Optionees", and MARQUEE ENTERTAINMENT, INC., a Nevada corporation with offices at 9044 Melrose Avenue, 3rd Floor, Los Angeles, CA 90069 ("Marquee").

                       W I T N E S S E T H

     WHEREAS, concurrently with the execution hereof, Marquee is acquiring one hundred percent (100%) of the issued and outstanding shares of the common stock ("OSM Common Stock"") of Of Sound Mind, Inc., a California corporation ("OSM") from the
Optionees;

     WHEREAS, Marquee desires to grant to Optionees, and Optionees are willing to accept, on the terms and conditions set forth herein, an option to purchase one hundred percent (100%) of the issued and outstanding shares of OSM Common Stock;

     NOW, THEREFORE, for and in consideration of the premises, representations and warranties and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Optionees and Marquee (collectively, the "Parties" and, sometimes individually, a "Party"), intending to be legally bound, hereby agree as follows:

1.  OPTION GRANTED.

    (a) Subject to the terms and conditions set forth herein, for value received, Marquee hereby grants to the Optionees an option (the "Option") to purchase from Marquee, during the period set forth in Section 2 hereof, one hundred percent (100%) of the issued and outstanding shares of the OSM Common Stock (the "OSM Shares").

    (b) If following the date of this Agreement, the outstanding shares of Common Stock of or American are OSM are, without the receipt of consideration by the issuer thereof, increased, decreased, changed into or exchanged for a different number or kind of shares or securities of such issuer through reorganization, reclassification, stock dividend, stock split, reverse stock split or similar change in such issuer's capitalization, Marquee shall deliver to the Optionee upon the exercise of this Option in addition to or in lieu of OSM Shares specified in this Section 1, voting common stock of such issuer in equitably adjusted amounts. In the event of any such change in OSM's capitalization, all reference to the OSM Shares herein shall refer to the number of OSM Shares as so adjusted.


2.  EXERCISE PERIOD.

    (a) Unless earlier terminated in accordance with Section 2(b) hereof, the Option may be exercised, only by the Optionees (the "Exercising Optionees") holding an aggregate in excess of 466,667 shares of Marquee Common Stock ("Marquee Shares"), at any time during the period (the "Exercise Period") commencing on the date of a "Commencement Event" defined in paragraph 2(c) below and ending at 5:00 P.M. (California time) forty five days following notice of such event.

    (b)  This Option shall terminate (the "Termination Date"):

         (i) Upon Optionees having materially breached any agreement or covenant made by the Optionees in this Option Agreement, or the Stock Purchase and Exchange Agreement between the Parties dated October 21, 1997 (the "Stock Purchase and Exchange Agreement"), or the Company has terminated the employment agreements between the Principal Optionees and OSM dated October 21, 1997 (collectively the "Employment Agreements" or individually the "Employment Agreement") for "Cause"; or

         (ii)  at 5:00 p.m. (California time) on March 1, 1998.

    (c)  For the purposes of this Agreement, a "Commencement
Event" shall mean the failure of Marquee to provide an aggregate of $100,000 to OSM for its ongoing operations as more fully set forth in paragraph 5.1 of the Stock Purchase and Exchange
Agreement.

3.  EXERCISE PRICE.

    (a) The purchase price for the OSM Shares pursuant to the Option (the "Exercise Price") shall be the number of Marquee shares received by each Exercising Optionee pursuant to the Stock Purchase and Exchange Agreement, plus an amount in U.S. currency (to be paid pro rata amongst the Exercising Optionees) equal to the closing bid price of the Marquee Shares (as quoted by the NASDAQ OTC-Bulletin Board, NASDAQ Small-Cap Stock Market or other exchange in which the Marquee Shares are traded on the date of exercise), multiplied by the aggregate number of Marquee Shares issued to the non Exercising Optionees pursuant to the Stock Purchase and Exchange Agreement.

    (b) If following the date of this Agreement the outstanding shares of Common Stock of Marquee are, without the receipt of consideration by the issuer thereof, increased, decreased, changed into or exchanged for a different number or kind of shares or securities of such issuer through reorganization, reclassification, stock dividend, stock split, reverse stock split or similar change in such issuer's capitalization, the Exercising Optionees shall deliver to Marquee upon the exercise of this Option in addition to or in lieu of Marquee Shares specified in this Section 3, voting common stock of such issuer in equitably adjusted amounts. In the event of any such change in Marquee's capitalization, all reference to the Marquee Shares herein shall refer to the number of Marquee Shares as so adjusted.

4.  EXERCISE OF OPTION; PURCHASE OF SHARES.

    (a) Unless earlier terminated and upon a Commencement Event, the Option may be exercised at any time during the Exercise Period by the delivery to Marquee at its address set forth in this Agreement of (i) the completed Subscription Form, a copy of which is attached hereto; (ii) the number of Marquee Shares (and cash if applicable) equal to the Exercise Price; and (iii) this original Option.

    (b) Upon receipt thereof, and subject to the provisions of subsection (c) hereof, each Exercising Optionees shall be deemed to be the holders of record of that number of OSM Shares as (i) originally held by them as set forth in the Stock Purchase and Exchange Agreement plus (ii) the pro rata number of OSM Shares which were held by those Optionees not exercising their Options, notwithstanding that the stock transfer books of OSM shall then be closed or that certificates representing the OSM Shares shall not then be actually delivered to the Exercising Optionees, and Marquee shall, as promptly as practicable, cause to be executed and delivered to Optionees a certificate or certificates representing the OSM Shares. Each stock certificate so delivered shall be in such denomination as may be requested by such Exercising Optionee and shall be registered in the name of such Exercising Optionee. Marquee shall pay all expenses, taxes and other charges payable in connection with the preparation, execution and delivery of stock certificates pursuant to this section.

    (c) Upon the effectiveness of the exercise of the Option pursuant to this Agreement and as a condition subsequent to the obligation of Marquee to sell and deliver the OSM Shares pursuant to this Agreement, OSM shall pay the net balance of intercompany indebtedness ("Debt") due to Marquee. In the event there is a dispute as to the amount net due to Marquee, such dispute will be submitted to a firm of independent certified public accountants acceptable to both parties. The certificate of such auditors concerning the net balance shall be binding on all parties.

5. REPLACEMENT OF OPTION. Upon receipt by Marquee of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Option, and, in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it, and upon surrender and cancellation of this Option, if mutilated, Marquee will make and deliver a new Option of like tenor, in lieu of this Option. This Option shall be promptly canceled by Marquee upon the surrender thereof in connection with any exchange or replacement. Optionee shall pay all expenses, taxes and other charges payable in connection with the preparation, execution and delivery of a replacement Option pursuant to this Section 5.

6. REPRESENTATIONS OF MARQUEE. Marquee hereby represents and warrants to Optionees as of the date hereof and as of the Closing
Date:

    (a) Marquee is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

    (b) Upon the consummation of the purchase and sale of the OSM Shares pursuant to the Option, the Shares will be sold and transferred to Exercising Optionees free and clear of all liens, claims and encumbrances.

    (c) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by Marquee. This Agreement constitutes the legal, valid and binding obligation of Marquee, enforceable in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, receivership, insolvency, moratorium or other laws or equitable principles of general applicability relating to creditors' rights and availability of certain equitable remedies, including specific performance.

7. COVENANTS OF MARQUEE. Marquee agrees and covenants that during the period beginning from the date of this Option
Agreement and ending on the Termination Date:

    (a) Marquee shall take all necessary corporate action in its capacity as shareholder of OSM Common Stock to elect a five member board of such company and elect two nominees of the Optionees, as directors of such company.

    (b) Marquee will not transfer or encumber its OSM Shares nor will it cause or permit OSM to take any of the following actions without the prior written consent of both of the Principal
Optionees:

         (i)     amend the certificate of incorporation of OSM;

         (ii)    amend the Bylaws of OSM;

         (iii) merge, consolidate or exchange shares with any other party.

         (iv) sale, lease, or exchange of more than 5% in one transaction or 15% in the aggregate of the property or assets of OSM either in the regular course of business or other than in regular course of business;

         (v) change any of the titles, duties, salary or other compensation of any Principal Optionee except in accordance with the terms of their Employment Agreement;

         (vi) incur any corporate indebtedness of OSM, enter into any business transaction or financial commitment (including, but not limited to, any intercompany payments or advances) involving in excess of $25,000 in a single transaction or $150,000 in the aggregate;

         (vii)   declare or pay any dividends and other
                 distributions on the stock of OSM;

         (viii)  dissolve OSM;

         (ix) enter into or perform any business transactions between an Executive Officer, Director, or any person performing the normal duties and responsibilities normally assigned to Directors of Marquee and OSM or any contract or other transaction between OSM and a corporation, partnership, or association in which one or more of the Executive Officers, Directors, or any persons performing the managerial duties and responsibilities normally assigned to directors, are officers of Marquee, directors, have a material financial interest, direct or indirect;

         (x) form any subsidiary of OSM, or any joint venture, partnership, business trust or limited liability company in which OSM is to have an interest;

         (xi) designate or issue any shares or class stock of OSM;

         (xii) grant of any option, right or warrant to purchase any securities of OSM or in any way encumber the Shares;

         (xiii)  materially change the business of OSM;

         (xiv) permit checks above $10,000 to be authorized without the signature of at least one of the Principal Optionees; or

         (xv) change of any of the titles, duties, salary or other compensation of any employee of OSM, or make any personnel decisions relating to the hiring or firing of any employee of OSM.

 8.  MISCELLANEOUS.

    (a) This Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Parties.

    (b) Each Party agrees to execute such additional documents or instruments as may be reasonably necessary or desirable in order to carry out the provisions of this Agreement.

    (c) Neither Party will directly or indirectly avoid or take any action which would have the effect of avoiding the observance or performance of any of the terms and conditions hereof and will at all times in good faith assist in carrying out the provisions of this Agreement and in taking all such action may be reasonably necessary in order to carry out the intent of this Agreement.

    (d) This Agreement may be signed in any number of counterparts, each of which (when executed and delivered) shall be an original, but all of which together shall constitute one and the same instrument. It shall not be necessary when making proof of this Agreement to account for any counterparts other than a sufficient number of counterparts which, when taken together, contain signatures of all of the Parties.

    (e) All notices, demands, requests or other communications required or permitted to be given in connection with this Agreement shall be given in writing, shall be transmitted to the appropriate Party by hand delivery, by certified mail, return receipt requested, postage prepaid or by telegram, telex or other electronic means and shall be addressed to the appropriate Party at his or its address shown on the first page or signature page hereof. Any Party may designate by written notice given to all other Parties a new address to which any notice, demand, request or other communication hereunder shall thereafter be given. Each notice, demand, request or other communication transmitted in the manner described in this Section shall be deemed to have been given and received as follows: (i) four business days after delivery to the addressee by certified mail, return receipt requested, (ii) immediately when delivered by hand to the party to whom such notice is to be given at its address set forth on the first page herein, which address shall be sufficient in order to effect the service of process against each such party, or such other address for the party as shall be specified by notice given pursuant hereto, or (iii) two business days after being sent by priority delivery, next day by Federal Express or other similar reputable overnight carrier.

    (f) This Agreement constitutes the entire contract among the Parties, and supersedes all existing contracts between or among them, whether oral or written, with respect to the subject matter hereof. No change, modification or amendment of this Agreement shall be effective unless set forth in a writing signed by all of the Parties.

    (g) This Agreement shall be construed and enforced in accordance with the laws of the State of California.

    (h) No delay or omission to exercise any right, power or remedy accruing to any Party shall impair any such right, power or remedy or shall be construed to be a waiver of or an acquiescence to any breach hereof. Any waiver of any provision hereof shall be effective only to the extent specifically set forth in the applicable writing. All remedies afforded to any Party under this Agreement, by law or otherwise shall be cumulative and not alternative.

    (i) No Party may assign, transfer, pledge or otherwise encumber or dispose of any of his or its rights or obligations under this Agreement, except as otherwise provided herein.

    (j) If any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, unenforceable or illegal for any reason, then, notwithstanding such invalidity, unenforceability or illegality, the remaining provisions of this Agreement shall remain in full force and effect in the same manner and to the same extent as if the invalid, unenforceable or illegal provision had not been contained herein.

    (k) The Section headings contained herein are inserted for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.


                                MARQUEE ENTERTAINMENT, INC.



                                By: /s/ Hal Brown
                                   -----------------------------
                                   Hal Brown, Chairman and CEO




Optionees




/s/ Patrick M. Griffith
---------------------------------
Patrick M. Griffith



/s/ Sylvie Griffith
---------------------------------
Sylvie Griffith

                        SUBSCRIPTION FORM


TO BE EXECUTED BY OPTIONEE IF IT DESIRES TO EXERCISE THE WITHIN
OPTION


     The undersigned hereby exercises the right to purchase the OSM Shares subject to the within Option according to the conditions thereof and herewith makes payment of the Exercise
Price of such OSM Shares in full.








                                   ------------------------------
                                   Optionee


Dated:
       --------------------




























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